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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                     FOR MORE INFORMATION, CONTACT:
April 20, 2001                             David Camp, President and CEO
                                           Paul Landers, Chief Financial Officer
                                           (940) 323-9672

             INTERNATIONAL ISOTOPES INC ANNOUNCES COMPLETION OF SALE OF RADIOPHARMACEUTICAL MANUFACTURING FACILITY TO NEORX

Denton, TX, April 20, 2001 - International Isotopes Inc. (I(3)) announces that the transaction for the sale of its assets at its Jim Christal Road facility to NeoRx Corporation has been completed as of today.

Dr. David M. Camp, Chairman and CEO of International Isotopes stated that agreements have been reached with virtually all of the unsecured creditors, removing the last substantial barriers to the completion of this transaction. Dr. Camp was quoted as saying, "All of the proceeds of this transaction and the transactions for the brachytherapy seed assets and the LINAC are directed at unsecured and secured creditors. When the last of these transactions are completed, we expect that I3 will be relieved of most or all of the debt we owe, leaving the business with a viable future."

Additionally, I(3) announced that the closing of the sale of its brachytherapy seed business to Imagyn Medical Technologies, Inc., which had been expected to occur simultaneously with the NeoRx closing, is now expected to be completed by the end of April.

WEB SITE AT: www.internationalisotopes.com

         International Isotopes Safe Harbor Statement

Statements in the press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the ability to meet time schedules, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update statements in this press release.

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